Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Traws Pharma, Inc. (formerly Onconova Therapeutics, Inc.) for the registration of up to 128,942,761 shares of its common stock and to the incorporation by reference therein of our report dated April 1, 2024, with respect to the consolidated financial statements of Traws Pharma, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

July 1, 2024